EXHIBIT 99.4

REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants of the Accenture Ltd 2001 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture Ltd:

In our opinion, the accompanying statement of financial condition and the related statement of operations and changes in plan equity present fairly, in all material respects, the financial position of the Accenture Ltd 2001 Employee Share Purchase Plan (the “Plan”) at August 31, 2001, and the changes in its financial status for the period since June 5, 2001 (inception) through August 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP
November 27, 2001
Chicago, Illinois